================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        TOTAL RENAL CARE HOLDINGS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                        TOTAL RENAL CARE HOLDINGS, INC.

                   [LOGO OF TOTAL RENAL CARE HOLDINGS, INC.]

                        TOTAL RENAL CARE HOLDINGS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 1, 1997


TO THE STOCKHOLDERS OF TOTAL RENAL CARE HOLDINGS, INC.:

     The 1997 Annual Meeting of the Stockholders (the "Meeting") of Total Renal Care Holdings, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, July 1, 1997 at 10:00 a.m., Los Angeles time, at the Torrance Marriott located at 3635 Fashion Way, Torrance, California 90503, for the following purposes as described in the accompanying Proxy Statement:

          1. To elect five directors to the Board of Directors of the Company to serve for a term of one year and until their successors are duly elected and qualified.

          2. To consider and act upon a proposal to approve the Company's 1997 Equity Compensation Plan.

          3. To consider and act upon a proposal to ratify the appointment of Price Waterhouse LLP as the Company's independent accountants.

          4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 15, 1997 as the record date for the determination of stockholders entitled to vote at the Meeting or any adjournment or adjournments thereof, and only record holders of the Company's common stock at the close of business on that day will be entitled to vote. A copy of the Company's 1996 Annual Report to Stockholders is enclosed with this Notice but is not to be considered part of the proxy soliciting material.

     Each stockholder is cordially invited to be present and to vote in person at the Meeting. TO ASSURE REPRESENTATION AT THE MEETING, HOWEVER, STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any stockholder attending the Meeting may vote in person even if he or she previously returned a proxy.


                                    By Order of the Board of Directors
                                                  Barry C. Cosgrove
                                    Vice President, General Counsel
                                              and Secretary

Torrance, California
May 23, 1997

                   [LOGO OF TOTAL RENAL CARE HOLDINGS, INC.]

                        TOTAL RENAL CARE HOLDINGS, INC.
                           21250 Hawthorne Boulevard
                           Torrance, California 90503

                             --------------------
                                PROXY STATEMENT
                             --------------------


                              GENERAL INFORMATION

     This Proxy Statement is being sent on or about May 23, 1997 in connection with the solicitation of proxies by the Board of Directors (the "Board") of Total Renal Care Holdings, Inc., a Delaware corporation (the "Company"). The proxies are for use at the 1997 Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at 10:00 a.m., Los Angeles time, on Tuesday, July 1, 1997, at the Torrance Marriott located at 3635 Fashion Way, Torrance, California 90503, and at any meetings held upon adjournment thereof. The record date for the Meeting is the close of business on May 15, 1997 (the "Record Date"), and all holders of record of the Company's common stock, $0.001 par value per share (the "Common Stock"), on the Record Date are entitled to notice of the Meeting and to vote at the Meeting and any meetings held upon adjournment thereof. The Company's principal executive offices are located at 21250 Hawthorne Boulevard, Torrance, California 90503, and its telephone number is
(310) 792-2600.

     A proxy form is enclosed. Whether or not you plan to attend the Meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to insure that your shares will be voted at the Meeting. Any stockholder who returns a proxy in such form has the power to revoke it at any time prior to its effective use by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Meeting: (a) for the Board's slate of nominees; (b) for approval of the Company's 1997 Equity Compensation Plan; (c) to ratify the appointment of Price Waterhouse LLP as the Company's independent accountants; and (d) as recommended by the Board with regard to all other matters, in its discretion.

     The only voting securities of the Company are the outstanding shares of Common Stock. At the Record Date, the Company had 26,630,913 shares of Common Stock outstanding and 792 stockholders of record. The stockholders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on all matters to be considered at the Meeting. Stockholders are not entitled to cumulate votes. In the election of directors, the five candidates who receive the highest number of affirmative votes will be elected. Votes against a candidate and votes withheld have no legal effect with respect to the election of directors. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In matters other than the election of directors, abstentions are counted as votes against in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers, directors and regular employees of the Company, but no additional compensation will be paid to such individuals.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The Company has authorized a five member Board of Directors, all of whom are elected annually. There is currently one vacancy on the Board of Directors. At the Meeting five directors will be elected to serve for a term of office consisting of the ensuing year and until their respective successors are elected and qualified. Accordingly, the Board intends to nominate the five individuals
named below for election as directors.   Each nominee has consented to being
named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

     The persons named as proxies in the accompanying form of proxy have advised the Company that they intend at the Meeting to vote the shares covered by the proxies for the election of the nominees named below. If any one or more of such nominees are unable to serve or for good cause will not serve, the persons named as proxies in the accompanying form of proxy may vote for the election of such substitute nominees as the Board may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies in the accompanying form of proxy may not vote for a greater number of persons than the number of nominees named herein.

     No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee other than pursuant to the Shareholders Agreement. See "Certain Relationships and Related Transactions." None of the nominees has any family relationship among themselves or with any executive officer of the Company.

INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS

     The following table sets forth certain information concerning the nominees to the Board of Directors of the Company:

       NAME          AGE                  POSITION
       ----          ---                  --------
Victor M.G. Chaltiel  55   Chairman of the Board, Chief Executive
                            Officer, President and Director

Maris Andersons       60   Director

Peter T. Grauer       51   Director

Regina E. Herzlinger  53   Director

Shaul G. Massry       66   Director

     Victor M.G. Chaltiel has been the Chairman, CEO and President of the Company and a Director of the Company since August 1994. Mr. Chaltiel served as President and CEO of Abbey Healthcare Group, Inc. ("Abbey") from November 1993 to February 1994 and prior thereto as Chairman, CEO and President of Total Pharmaceutical Care, Inc. ("TPC") from March 1989 to November 1993, when Abbey completed its acquisition of TPC. From May 1985 to October 1988, Mr. Chaltiel served as President, Chief Operating Officer and a Director of Salick Health Care, Inc., a publicly-held company focusing on the development of outpatient cancer and dialysis treatment centers. Mr. Chaltiel served in a consulting capacity with Salick Health Care, Inc. from October 1988 until he joined TPC. Prior to May 1985, Mr. Chaltiel was associated with Baxter International, Inc. ("Baxter") for 18 years in numerous corporate and divisional management positions, including Corporate Group Vice President with responsibility for the International Group and five domestic divisions with combined revenue in excess of $1 billion, President of Baxter's Artificial Organs Division, Vice President of its International Division, Area Managing Director for Europe and President of its French operations. While at Baxter, Mr. Chaltiel was instrumental in the development and successful worldwide commercialization of Continuous Ambulatory Peritoneal Dialysis, currently the most common mode of home dialysis.

     Maris Andersons has been a Director of the Company since August 1994. Mr. Andersons is a Senior Vice President and Senior Advisor, Corporate Finance, of Tenet Healthcare Corporation ("Tenet") and has held various senior executive offices with Tenet since 1976. Prior to joining Tenet, Mr. Andersons served as a Vice President of Bank of America.

     Peter T. Grauer has been a Director of the Company since August 1994. Mr. Grauer has been a Managing Director of DLJ Merchant Banking, Inc. ("DLJMB") since September 1992. From April 1989 to September 1992, he was a Co-Chairman of Grauer & Wheat, Inc., an investment firm specializing in leveraged buyouts. Prior thereto Mr. Grauer was a Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). Mr. Grauer is a director of S.D. Warren Holdings Corporation and Doane Products Co.

     Regina E. Herzlinger, the Nancy R. McPherson Professor of Business Administration Chair at the Harvard Business School, has been a member of the faculty at the Harvard Business School since 1971. Ms. Herzlinger is a director of C.R. Bard, Inc., Cardinal Health, Inc., Deere & Company, Manor Care, Inc. and Schering-Plough Corporation.

     Shaul G. Massry has been a Professor of Medicine, Physiology and Biophysics and Chief, Division of Nephrology, at the University of Southern California School of Medicine since 1974. Dr. Massry served as the president of the National Kidney Foundation from 1990 through 1992.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Company's Board of Directors met three times during fiscal 1996. Each of the Company's directors attended 75% or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served (during the period within which he or she was a director or member of such committee) during fiscal 1996.

     In fiscal 1996, the Audit Committee consisted of Maris Andersons, Peter T. Grauer and David B. Wilson. The Audit Committee consults and meets with the Company's auditors and its Chief Financial Officer and other finance and accounting personnel, reviews potential conflict of interest situations, where appropriate, and reports and makes recommendations to the full Board regarding such matters. The Audit Committee held three meetings during fiscal 1996.

     In fiscal 1996, the Compensation Committee consisted of Maris Andersons, Peter T. Grauer and David B. Wilson. The Compensation Committee reviews the compensation of the Company's Chief Executive Officer and reviews the recommendations of the Chief Executive Officer relating to compensation of certain of the Company's other executive officers. The Compensation Committee also establishes policies relating to the compensation of Company executive officers and other key employees and administers the Company's stock option plans. The Compensation Committee held three meetings during fiscal 1996.

     The Company does not have a standing nominating committee or any committee performing the functions thereof.

DIRECTOR COMPENSATION

     No director of the Company received any cash compensation for service on the Board or any committee thereof during fiscal 1996.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding the ownership of the Common Stock as of May 1, 1997 by (i) all those persons known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each nominee for director and each executive officer of the Company and (iii) all nominees for director and executive officers as a group. Except as otherwise noted under "Certain Relationships and Related Transactions," the Company knows of no agreements among its stockholders which relate to voting or investment power over its Common Stock or any arrangement the operation of which may at a subsequent date result in a change of control of the Company.

                                                               NUMBER OF SHARES          PERCENTAGE OF SHARES
    NAME OF BENEFICIAL OWNER(1)                              BENEFICIALLY OWNED(1)       BENEFICIALLY OWNED(1)
    ---------------------------                              ---------------------       ---------------------
Victor M.G. Chaltiel...................................              910,514                     3.4%
 c/o Total Renal Care Holdings, Inc.
 21250 Hawthorne Blvd.
 Torrance, California 90503
DLJ Merchant Banking Partners, L.P.(2).................              951,588                     3.6%
DLJ International Partners, C.V.(2)....................              427,134                     1.6%
DLJ Offshore Partners, C.V.(2).........................               24,765                       *
DLJ First ESC, LLC(2)..................................              237,711                       *
DLJ Merchant Banking Funding, Inc.(2)..................              383,036                     1.4%
NME Properties Corp....................................            3,000,000                    11.3%
 c/o Tenet Healthcare Corporation
 30 South La Patera Lane
 Goleta, California 93117
Pilgrim Baxter & Associates(3).........................            1,997,700                     7.5%
Putnam Investments, Inc.(4)............................            2,043,534                     7.7%
Maris Andersons(5).....................................                8,666                       *
Barry C. Cosgrove(6)...................................              105,670                       *
Leonard W. Frie(7).....................................              134,108                       *
Peter T. Grauer(8).....................................                   --                       0%
Regina E. Herzlinger...................................                   --                       0%
John E. King(9)........................................               32,445                       *
Shaul G. Massry(10)....................................               13,417                       *
All directors and executive officers as a group
 (8 persons)...........................................            1,204,820                     4.5%

---------------
*    Amount represents less than 1% of the Common Stock.
(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property rules where applicable and the information contained in this table and these notes.
(2) The address of DLJ Merchant Banking Partners, L.P. ("DLJMBP"), DLJ First ESC, LLC ("DLJESC") and DLJ Merchant Banking Funding, Inc. ("DLJMBF") is 277 Park Avenue, New York, New York 10172. The address of DLJ International Partners, C.V. ("DLJIP") and DLJ Offshore Partners, C.V. ("DLJOP") is John B. Gorsiraweg 6, Willemstad, Curacao, Netherlands Antilles. As a general partner of each of DLJMBP, DLJIP and DLJOP, DLJ Merchant Banking, Inc. may be deemed to beneficially own indirectly all of the shares held directly by DLJMBP, DLJIP and DLJOP, and as the indirect parent of each of DLJ Merchant Banking, Inc. and DLJMBF, Donaldson, Lufkin & Jenrette, Inc. ("DLJ") may be deemed to beneficially own indirectly all of the shares held by DLJMBP, DLJIP, DLJOP and DLJ LBO Plans Management Corporation ("DLJLBO"), the manager of DLJESC and DLJMBF. DLJ is a 78.2% owned subsidiary of The Equitable Companies Incorporated ("Equitable").
     The address of DLJ Merchant Banking, Inc., DLJLBO and DLJ is 277 Park Avenue, New York, New York 10172. Equitable filed a Schedule 13G with the Securities and Exchange Commission dated February 12, 1997 with respect to these shares. Also parties to this filing were AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the "Mutuelles AXA") and AXA. The Mutuelles AXA, as a group, and AXA disclaimed beneficial ownership of any shares held by subsidiaries of Equitable. In addition, the above-referenced Schedule 13G disclosed that Wood, Struthers & Winthrop Management Corp., an indirect subsidiary of DLJ, acquired 10,370 shares of Common Stock solely for investment purposes on behalf of client discretionary investment advisory accounts.

(3) The address of Pilgrim Baxter & Associates ("Pilgrim") is 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19087. Pilgrim filed a Schedule 13G with the Securities and Exchange Commission dated February 14, 1997. Also parties to this filing were Harold J. Baxter and Gary L. Pilgrim.
(4) The address of Putnam Investments, Inc. ("Putnam") is One Post Office Square, Boston, Massachusetts 02109. Putnam filed a Schedule 13G with the Securities and Exchange Commission dated January 27, 1997 with respect to these shares. Also parties to this filing were Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc.
(5) Includes 8,666 shares of Common Stock issuable upon the exercise of the portion of options held by him that are exercisable within 60 days after May 1, 1997.
(6) Includes 25,000 shares of Common Stock issuable upon the exercise of the portion of options held by him that are exercisable within 60 days after May 1, 1997.
(7) Includes 46,667 shares of Common Stock issuable upon the exercise of the portion of options held by him that are exercisable within 60 days after May 1, 1997.
(8) Mr. Grauer is a Managing Director of DLJMB. The share ownership of Mr. Grauer does not include any of the shares included in the table above as beneficially owned by DLJMB, as to which Mr. Grauer disclaims beneficial ownership.
(9) Includes 8,333 shares of Common Stock issuable upon the exercise of the portion of options held by him that are exercisable within 60 days after May 1, 1997.
(10) Includes 13,417 shares of Common Stock issuable upon the exercise of the portion of options held by him that are exercisable within 60 days after May 1, 1997.

                        EXECUTIVE OFFICERS, COMPENSATION
                             AND OTHER INFORMATION

EXECUTIVE OFFICERS

  The following table sets forth certain information concerning each person who is an executive officer of the Company:

         NAME             AGE                  POSITION
         ----             ---                  --------
Victor M.G. Chaltiel       55   Chairman of the Board, Chief Executive Officer,
                                President and Director
Leonard W. Frie            50   Executive Vice President and Chief
                                Operating Officer
Barry C. Cosgrove          39   Vice President, General Counsel and Secretary
John E. King               36   Vice President, Finance and Chief
                                Financial Officer

     Executive officers of the Company are elected by and serve at the discretion of the Board. Set forth below is a brief description of the business experience of all executive officers other than Mr. Chaltiel, who is also a director. See "Information Concerning Nominees to the Board of Directors."

     Leonard W. Frie has been Executive Vice President and Chief Operating Officer of the Company since August 1994. Mr. Frie was President of the Company from April 1994 through August 1994. Prior thereto, Mr. Frie served as President of Medical Ambulatory Care, Inc. and its subsidiaries since 1984.

     Barry C. Cosgrove has been Vice President, General Counsel and Secretary of the Company since August 1994. Prior to joining the Company, from May 1991 to April 1994, Mr. Cosgrove served as Vice President, General Counsel and Secretary of TPC. From February 1988 to 1991, Mr. Cosgrove served as Vice President and General Counsel of McGaw Laboratories, Inc. (a subsidiary of the Kendall Company). Prior to February of 1988, Mr. Cosgrove was with the Kendall Company for seven years in numerous corporate, legal and management positions, including Assistant to the General Counsel.

     John E. King has been the Vice President, Finance and Chief Financial Officer of the Company since its inception in April 1994. Prior thereto, Mr. King served in the same capacity with Medical Ambulatory Care, Inc. since May 1, 1993. From December 1990 to April 1993, he was the Chief Financial Officer for one of Tenet's general acute hospitals.

     None of the executive officers has any family relationship among themselves or with any Nominee to the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act ("Section 16") requires the Company's executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock (collectively, "Insiders") to file reports of ownership and changes in ownership of Common Stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the Company with copies of all Section 16(a) forms they file. The Company became subject to
Section 16 in conjunction with the registration of its Common Stock under the Exchange Act effective October 31, 1995.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that its Insiders complied with all applicable Section 16 filing requirements during fiscal 1996.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and to each of the executive officers for each of the fiscal years in the three-year period ended December 31, 1996 and for the twelve month period ended December 31, 1996 ("Calendar 1995"):

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                                 ---------------------------------------
                                                                            OTHER ANNUAL
          NAME AND                                SALARY         BONUS      COMPENSATION
     PRINCIPAL POSITION           YEAR              ($)           ($)           ($)
 ---------------------------   ----------        --------      ----------   ------------
Victor M.G. Chaltiel           Fiscal 1996       $285,186       $438,633          --
 Chairman of the Board,        Calendar 1995+     277,413        419,728++        --
 Chief Executive               Fiscal 1995        217,708(3)     412,500          --
 Officer, President and        Fiscal 1994
 Director

Leonard W. Frie                Fiscal 1996        181,484        139,568          --
 Executive Vice                Calendar 1995+     176,535        133,551++        --
 President and Chief           Fiscal 1993        165,625        131,250          --
 Operating Officer             Fiscal 1994 *      130,000         29,700          --

Barry C. Cosgrove              Fiscal 1996        145,189        111,655          --
 Vice President, General       Calendar 1995+     144,480        106,842++        --
 Counsel and Secretary         Fiscal 1993        116,777(12)    105,000          --
                               Fiscal 1994             --             --          --

John E. King                   Fiscal 1996         99,533         93,750          --
 Vice President, Finance       Calendar 1995+      90,789         68,681++        --
 and Chief Financial           Fiscal 1993         88,958         67,500          --
 Officer                       Fiscal 1994*        85,000         21,250          --

                                                LONG TERM COMPENSATION
                                -----------------------------------------------------
                                            AWARDS                           PAYOUTS
                                -----------------------------------------------------
                                                                                                  ALL
                                RESTRICTED            SECURITIES                                 OTHER
                                  STOCK               UNDERLYING               LTIP             COMPEN-
          NAME AND               AWARD(S)              OPTIONS               PAYOUTS            SATION
     PRINCIPAL POSITION            ($)                   (#)                   ($)                ($)
---------------------------     -----------------------------------------------------        -------------
Victor M.G. Chaltiel                 --              100,000                       --         $  5,366(1)
 Chairman of the Board,              --                   --               $3,803,800            9,520(2)
 Chief Executive                     --              886,667                       --          207,645(4)
 Officer, President and              --                   --                       --               --
 Director

Leonard W. Frie                      --               95,484                       --           26,914(5)
 Executive Vice                      --               63,334                   14,300           80,849(6)
 President and Chief            $99,061(7)            66,667                   28,179          241,880(8)
 Operating Officer                   --                   --                   22,231(9)

Barry C. Cosgrove                    --               69,650                       --           10,556(10)
 Vice President, General             --               37,500                   53,625            8,320(11)
 Counsel and Secretary               --               50,000                       --            6,695(13)
                                     --                   --                       --               --

John E. King                         --               44,650                       --           15,509(14)
 Vice President, Finance             --               12,500                   17,875           42,362(15)
 and Chief Financial             22,877(16)           16,667                    2,500           41,487(17)
 Officer                             --                   --                   33,393(18)

---------------
+    The Company changed its fiscal year from May 31 to December 31 in 1995.
++   Includes the applicable pro-rata portion of the fiscal 1995 bonus amount.
* During fiscal 1994 and a portion of fiscal 1995 the Company was a division of National Medical Enterprises, Inc., now known as Tenet.
(1) Includes (i) an automobile allowance of $4,846, and (ii) $520 paid by the Company for an umbrella insurance policy.
(2) Includes (i) an automobile allowance of $9,000, and (ii) $520 paid by the Company for an umbrella insurance policy.
(3) Mr. Chaltiel joined the Company as of August 11, 1994. This figure represents the amount actually earned by Mr. Chaltiel from August 11, 1994 through May 31, 1995.
(4) Includes (i) an automobile allowance of $7,125, (ii) $520 paid by the Company for an umbrella insurance policy, and (iii) a fee of $200,000 received by Mr. Chaltiel from the Company prior to his employment.
(5) Includes (i) an automobile allowance of $8,500, (ii) $520 paid by the Company for an umbrella insurance policy, (iii) $4,894 in deferred compensation, and (iv) $13,000 in payment of cash value of accrued Paid Time Off.

(6) Includes (i) an automobile allowance of $8,500, (ii) $520 paid by the Company for an umbrella insurance policy, (iii) a relocation fee of $67,435, (iv) $4,371 in deferred compensation, and (v) $23 reimbursed by Tenet with respect to an insurance policy.
(7) Granted by Tenet based on Mr. Frie's unvested stock options in Tenet as of August 22, 1994 and the trading value of Tenet shares on that date.
(8) Includes (i) an automobile allowance of $8,500, (ii) $520 paid by the Company for an umbrella insurance policy, (iii) a relocation fee of $88,598, (iv) $10,524 in deferred compensation, (v) $338 reimbursed by Tenet with respect to an insurance policy, (vi) $900 paid by Tenet with respect to life and disability insurance under Tenet's Supplemental Executive Retirement Plan, (vii) a bonus of $32,500 from Tenet, and (viii) a fee of $100,000 received from Tenet.
(9) Includes (i) an automobile allowance of $8,500, (ii) $520 paid by the Company for an umbrella insurance policy, (iii) $11,707 in deferred compensation, (iv) $604 reimbursed by Tenet with respect to an insurance policy, and (v) $900 paid by Tenet with respect to life and disability insurance available under Tenet's Supplemental Executive Retirement Plan.
(10) Includes (i) an automobile allowance of $7,800, (ii) $520 paid by the Company for an umbrella insurance policy, and (iii) $2,236 in deferred interest income.
(11) Includes (i) an automobile allowance of $7,800, and (ii) $520 paid by the Company for an umbrella insurance policy.
(12) Mr. Cosgrove joined the Company as of August 8, 1994. This figure represents the amount actually earned by Mr. Cosgrove from August 8, 1994 through May 31, 1995.
(13) Includes (i) an automobile allowance of $6,175, and (ii) $520 paid by the Company for an umbrella insurance policy.
(14) Includes (i) an automobile allowance of $7,800, (ii) $520 paid by the Company for an umbrella insurance policy, (iii) housing reimbursement of $3,624, and (iv) $3,565 in payment of cash value of accrued Paid Time Off.
(15) Includes (i) an automobile allowance of $7,800, (ii) $19,025 paid by the Company for relocation expenses, (iii) housing reimbursement of $14,990, (iv) $520 paid by the Company for an umbrella insurance policy, and (v) $27 reimbursed by Tenet with respect to an insurance policy.
(16) Granted by Tenet based on Mr. King's unvested stock options in Tenet as of August 22, 1994 and the trading value of Tenet shares on that day.
(17) Includes (i) an automobile allowance of $7,800, (ii) $19,025 paid by the Company for relocation expenses, (iii) $520 paid by the Company for an umbrella insurance policy, (iv) housing reimbursement of $13,707, and (iv) $435 reimbursed by Tenet with respect to an insurance policy.
(18) Includes (i) an automobile allowance of $7,800, (ii) $24,039 paid by the Company for relocation expenses, (iii) $520 paid by the Company for an umbrella insurance policy, (iv) $707 reimbursed by Tenet with respect to an insurance policy, and (v) $327 in payment of cash value of accrued Paid Time Off.


     The following table sets forth information concerning options granted to each of the named executive officers during fiscal 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                                      AT ASSUMED ANNUAL RATES
                                                                                                    OF STOCK PRICE APPRECIATION
                                   INDIVIDUAL GRANTS                                                     FOR OPTION TERM
---------------------------------------------------------------------------------------------      -----------------------------
                                 NUMBER OF       % OF TOTAL
                                 SECURITIES        OPTIONS        EXERCISE
                                 UNDERLYING       GRANTED TO       OR BASE
                                  OPTIONS       EMPLOYEES IN        PRICE        EXPIRATION           5%               10%
   NAME                         GRANTED(# )(1)   FISCAL YEAR      ($/SH) (2)        DATE            ($)(3)            ($)(3)
   ----                         --------------   -----------      ----------        ----            ------            ------
Victor M.G. Chaltiel.......       100,000            9.2%           $31.25         4/24/07         $1,965,297       $4,980,444
Leonard W. Frie............        32,150            2.9             31.25         4/24/07            631,843        1,601,213
Barry C. Cosgrove..........        32,150            2.9             31.25         4/24/07            631,843        1,601,213
John E. King...............        32,150            2.9             31.25         4/24/07            631,843        1,601,213
---------------

(1) All options are nonqualified stock options and were granted under the Company's 1994 Equity Compensation Plan. Such options vest over three year periods at an annual rate of 33.3% beginning on the first anniversary of the date of grant.
(2) Reflects the repricing of all outstanding options as of April 24, 1997 by the Board of Directors.
(3) The potential realizable dollar value of a grant is the product of: (a) the difference between: (i) the product of the adjusted per-share market price at the time of the grant and the sum of one (1) plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option); and (ii) the adjusted per-share exercise price of the option; and (b) the number of securities underlying the grant at fiscal year-end. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

     The following table sets forth information concerning the aggregate number of options exercised by each of the named executive officers during fiscal 1996:


                                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                                   FISCAL YEAR END OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                       UNDERLYING          VALUE OF UNEXERCISED
                                                                       UNEXERCISED             IN-THE-MONEY
                                                                         OPTIONS                 OPTIONS
                                                                        AT FY-END               AT FY-END
                                                                  -------------------   ------------------------
                                     SHARES
      NAME                         ACQUIRED ON      VALUE             EXERCISABLE/             EXERCISABLE/
                                   EXERCISE(#)    REALIZED($)       UNEXERCISABLE (#)       UNEXERCISABLE($) (1)
                                   -----------    -----------     -------------------   ------------------------
Victor M.G. Chaltiel.........          0             0                 0 / 100,000      $         0 /  $500,000

Leonard W. Frie..............          0             0            46,667 /  48,817        1,621,678 /   739,928

Barry C. Cosgrove............          0             0            25,000 /  44,650          868,750 /   595,125

John E. King.................          0             0             8,333 /  36,317          289,572 /   305,553

_______________
(1) Value is determined by subtracting the exercise price (as adjusted to reflect the repricing of all outstanding options as of April 24, 1997) from the fair market value of $36.25 per share (the closing price for the Company's Common Stock as reported by the New York Stock Exchange as of December 31, 1996) and multiplying the remainder by the number of underlying shares of Common Stock.


EMPLOYMENT AGREEMENTS

     Mr. Chaltiel entered into an employment agreement with the Company on August 11, 1994, pursuant to which he is employed by the Company for an initial term of three years, with one year automatic extensions at the end of each year. Such agreement is terminable by the Company at any time, subject, among other things, to severance payments as provided in the employment agreement. His base salary for fiscal 1996 was $285,186, subject to annual review by the Board for possible increases, with a minimum increase tied to the California consumer price index. Until May 31, 1999, Mr. Chaltiel will be entitled to a yearly bonus of up to 150% of his base salary based upon the Company achieving certain EBITDA performance targets. He also may be awarded an additional bonus at the discretion of the Board if Company EBITDA targets are exceeded by more than 15%. After May 31, 1999, Mr. Chaltiel will be awarded bonuses in a manner as determined in the sole discretion of the Board, on a basis reasonably consistent with past bonuses for similar performance. Although not yet formally effected, the Company anticipates that Mr. Chaltiel's employment agreement will be amended to reflect the Company's new fiscal year end of December 31.

     Mr. Chaltiel was also granted options pursuant to the Company's 1994 Equity Compensation Plan defined below representing a total of approximately 886,667 shares of Common Stock. The options had an exercise price of $1.50. By their terms, half of the options were to vest over a four-year period and the other half were to vest on the ninth anniversary of the date of grant, subject to accelerated vesting in the event that the Company satisfied certain EBITDA performance targets. On September 18, 1995, the Board and the stockholders of the Company approved an agreement dated as of the same date by and between the Company and Mr. Chaltiel pursuant to which the vesting schedule for these options was accelerated such that all of Mr. Chaltiel's outstanding options became vested and exercisable immediately. In connection with this agreement, Mr. Chaltiel agreed to exercise all of his options at that time to purchase 886,667 shares of Common Stock at an exercise price of $1.50 per share. Mr. Chaltiel paid the exercise price pursuant to a $1,330,000 four-year promissory note bearing interest at the lesser of the prime rate or 8%. This note is subject to repayment, in part or in full, to the extent of the receipt of any proceeds received by Mr. Chaltiel upon disposition of such shares of Common Stock, and Mr. Chaltiel pledged these shares as collateral for repayment of this note. Also, in accordance with the agreement, the Company agreed to advance Mr. Chaltiel funds of up to $1,521,520 principal amount in the aggregate relating to Mr. Chaltiel's tax liability in connection with additional taxes associated with the exercise of such options. Such loans are evidenced by two additional promissory notes executed by Mr. Chaltiel. The first note for $1,348,447 was executed concurrently with Mr. Chaltiel's exercise of his options. The second note for $173,073 was executed as of April 15, 1996. Simultaneously with the execution of the agreement, Mr. Chaltiel and the Company entered into a Release and Pledge Agreement whereby the Company released 1,113,333 shares of Common Stock owned by Mr. Chaltiel from a previous pledge agreement and substituted the newly acquired 886,667 shares of Common Stock therefor.

     Mr. Frie entered into an employment agreement with the Company on August 11, 1994 and Messrs. Cosgrove and King entered into employment agreements with the Company dated September 1, 1994. Pursuant to said employment agreements, Messrs. Frie, Cosgrove and King are employed by the Company for an initial term of three years, two years and one year, respectively, with one-year automatic extensions at the end of each initial term. Each such agreement is terminable by the Company at any time subject, among other things, to severance payments as set forth therein. Base salary under the employment agreements is subject to annual review by the Board for possible increases, with a minimum increase tied to the California consumer price index. These employment agreements also provide for annual bonuses, through May 31, 1999, of up to 75% of base salary, one half of which will be based on the achievement of certain EBITDA performance targets and the other half of which will be awarded at the discretion of the Board. After May 31, 1999, bonuses will be awarded in the sole discretion of the Board. Although not formally effected, the Company anticipates that the employment agreements of the above named officers will be amended to reflect the Company's new fiscal year end of December 31. Each of Messrs. Frie, Cosgrove and King have also been granted options pursuant to the 1994 Equity Compensation Plan. The Options will vest on the ninth anniversary of the date of grant, subject to accelerated vesting in the event that the Company satisfies certain EBITDA performance targets. If yearly performance targets are satisfied, the options will vest at a rate of 25% at the end of each year through December 31, 1997. As a result of the Company's performance in fiscal 1995, 25% of the options vested as of May 31, 1995 and an additional 25% of the Options vested each as of December 31, 1995 and December 31, 1996, respectively. The remaining 25% will be subject to early vesting on December 31, 1997. The exercise price of the options is $1.50 per share. Upon voluntary termination of employment, the Company may have the right to acquire all shares in the Company held by the terminated employee at Fair Market Value Per Share (as defined therein). Upon involuntary termination of employment, the Company may have the right to acquire all shares in the Company held by the terminated employee at 80% of Fair Market Value Per Share (as defined therein).

     On December 14, 1995, the Board amended the employment contract agreement and stock option agreement of each executive officer (other than Mr. Chaltiel) to provide for the immediate vesting of all of such officers' stock options at any time following the sale of fifty percent or more of the stock or assets of the Company, or upon a merger, consolidation or reorganization in which the Company does not survive, if any of such officers' employment is terminated for any reason.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1996, Company compensation determinations were made by the Board. Victor M.G. Chaltiel is Chairman of the Board, Chief Executive Officer, President and a Director of the Company and Total Renal Care, Inc. Pursuant to Mr. Chaltiel's employment agreement and the Company's 1994 Equity Compensation Plan (the "1994 Plan"), Mr. Chaltiel purchased 1,113,334 shares of Common Stock at $1.50 per share. Mr. Chaltiel paid $835,000 of the purchase price in cash, with the remainder being evidenced by a four-year promissory note bearing interest at the lesser of the prime rate or 8% per annum, which note is secured by a pledge of certain shares of stock of the Company owned by Mr. Chaltiel. In July 1995, the Board approved a one-year deferral of all scheduled principal and accrued interest payments under all outstanding promissory notes, including this four-year promissory note. On September 18, 1995, the Company and Mr. Chaltiel entered into an agreement pursuant to which Mr. Chaltiel purchased 886,667 shares of Common Stock upon exercise of options held by him. Mr. Chaltiel paid for such shares with a four-year promissory note for $1,330,000 bearing interest at the lesser of the prime rate or 8%. This note is subject to repayment, in part or in full, to the extent of the receipt of proceeds received by Mr. Chaltiel, upon disposition of such shares of Common Stock, and Mr. Chaltiel pledged these shares as collateral for repayment of this note. The Company agreed to advance Mr. Chaltiel funds of up to $1,521,520 principal amount in the aggregate relating to Mr. Chaltiel's tax liability in connection with the shares. Such loans are evidenced by two additional promissory notes executed by Mr. Chaltiel. The first note for $1,348,447 was executed concurrently with Mr. Chaltiel's exercise of his options. The second note for $173,073 was executed as of April 15, 1996. Simultaneously with the execution of the agreement, Mr. Chaltiel and the Company entered into a Release and Pledge Agreement whereby the Company released 1,113,333 shares of Common Stock owned by Mr. Chaltiel from a previous pledge agreement and substituted the newly acquired 886,667 shares of Common Stock therefor.

     Certain of the Company's officers and employees have received loans from the Company in connection with the purchase of shares of Common Stock. All of the loans have similar terms. The loans bear interest at the lower of 8% or the prime rate, and are secured by all of the borrower's interests in Common Stock of the Company, including all vested stock options. When made, the loans had a four-year term and one quarter of the original principal amount thereof plus all accrued interest thereon had to be paid annually, subject to the limitation that the borrower was not required to make any payment that exceeded 50% of the proceeds of such borrower's after-tax bonus from the Company (based on maximum tax rates then in effect). To date, the Board has approved deferrals of all scheduled principal and accrued interest payments under all such loans. No other terms of the loans have been changed.

     As of May 1, 1997, Leonard W. Frie, Barry C. Cosgrove and John E. King had loans outstanding from the Company with principal amounts of $100,000, $70,000 and $25,000, respectively (with respect to Mr. Cosgrove, $50,000 was borrowed to purchase shares of Common Stock and $20,000 was borrowed for relocation costs). Victor M.G. Chaltiel had an outstanding loan of $835,000 prior to the addition on September 18, 1995 of $2,678,447 pursuant to similar loans in connection with Mr. Chaltiel's exercise of options for 886,667 shares of Common Stock and related personal income tax obligations. These loans are secured by a pledge of 866,667 shares of Common Stock. Mr. Chaltiel received a similar loan from the Company on April 15, 1996, in the amount of $173,073, in connection with additional taxes associated with the exercise of such options.

     Maris Andersons and Shaul G. Massry, Directors of the Company, serve as consultants to the Company. Mr. Andersons has been granted options, vesting over four years, to purchase an aggregate of 61,183 shares of Common Stock in consideration of these services. Dr. Massry has been granted 26,833 options, of which 13,333 vest over four years, 6,750 vest over two years and 6,750 vested immediately, in consideration for these services. As of May 1, 1997, Mr. Andersons exercised 8,000 of such options leaving a balance of 53,183 options to purchase shares of Common Stock. As of May 1, 1997, Dr. Massry has not exercised any of such options.

     In August 1994, the Company, NME Properties, DLJMB, and certain members of management entered into a Shareholders Agreement (the "Shareholders Agreement") that governs their relationships. Pursuant to the Shareholders Agreement as currently in effect, the Company's Board consists of five members, including one director nominated by NME Properties. Maris Andersons is the director nominated by NME Properties. The Shareholders Agreement also provides for restrictions on transfers of Common Stock, including a prohibition on stock transfers by DLJMB and NME Properties if such transfer would result in a Change of Control (as defined in the Shareholders Agreement). The Shareholders Agreement also includes certain rights of first refusal in favor of DLJMB in the event NME Properties proposes to transfer shares of Common Stock and certain rights and obligations on the part of NME Properties to participate in transfers of shares by DLJMB.

     The Shareholders Agreement restricts DLJMB from owning more than 50% of (or controlling) other dialysis entities except as part of the process of combining such entities with the Company. The Shareholders Agreement also provides that DLJMB and NME Properties each have the right, subject to certain conditions, to request that the Company register shares of the Common Stock they own under the Securities Act of 1933, as amended (the "Securities Act"), (but not more than four times each), and to participate in other registrations of the Company's securities, in each case at the Company's expense.

     The Company has entered into indemnity agreements with each of its directors and all of its officers, which agreements require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of the Company (other than liabilities arising from conduct in bad faith or which is knowingly fraudulent or deliberately dishonest), and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them.

                      REPORT OF THE COMPENSATION COMMITTEE
                             REGARDING COMPENSATION


     The Compensation Committee oversees the general compensation policies of the Company, the Company's compensation and stock incentive plans, establishes the compensation of Mr. Chaltiel, the Company's Chairman of the Board, Chief Executive Officer and President, and reviews Mr. Chaltiel's recommendations as to the compensation levels for the other executive officers.

COMPENSATION POLICY

     The goal of the Company's executive compensation program is to provide a strong and direct link among stockholder values, Company performance and executive compensation through the design and implementation of a sound compensation program that will attract and retain highly qualified personnel. Compensation programs are intended to complement the Company's short- and long-term business objectives and to focus executive efforts on the fulfillment of these objectives. The Board believes that cash compensation in the form of salary and performance-based bonuses provides Company executives with short-term rewards for success in operations, and that long-term compensation through the award of restricted stock and stock options encourages growth in management stock ownership which leads to expansion of management's stake in the long-term performance and success of the Company.

     Base Salary. In establishing 1996 base salary levels for executive officer positions, the Board considered the terms of the relevant employment agreements. For fiscal 1996, the Company's executive officers (other than Mr. Chaltiel) generally received raises in their annual base salary of approximately 3%. As the Company's philosophy is to reward executive officers through bonuses, stock and stock options, increases in base salary for fiscal 1996 are minimal compared to the improved corporate performance as well as increased job responsibilities as a result of the increased size of the Company.

     Bonus. Annual bonuses for executive officers are intended to reflect the Company's belief that management's contribution to stockholder returns comes from maximizing earnings and the quality of those earnings. Bonus awards are based largely on the Company's attainment of EBITDA performance targets established in each executive officer's employment agreement and each executive officer's target bonus is fixed as a percentage of his base salary. For fiscal 1996, bonuses paid to the Company's executive officers (other than Mr. Chaltiel) ranged from $93,750 to $139,568 (or 75% of such executive officers' base salaries).

     Restricted Stock and Stock Options. On August 5, 1994, the Company adopted the 1994 Equity Compensation Plan. The purpose of the 1994 Plan is to provide incentives and reward the contributions of key employees and officers for the achievement of long-term Company performance goals, as measured by earnings per share and the market value of the Common Stock. The Board set guidelines for the number and terms of stock option or restricted stock awards based on factors similar to those considered with respect to the other components of the Company's compensation program. The awards under the 1994 Plan are designed to align the interests of executives with those of the stockholders. Generally, stock options become exercisable at the end of nine years, but they may vest over a period of four years based on Company performance. The individual forfeits any installment which has not vested during the period of his or her employment. Under the 1994 Plan, the Board awarded stock options in fiscal 1996 to all executive officers.

     On October 24, 1995, the Company established the 1995 Equity Compensation Plan. The purpose of the 1995 Plan is to offer stock compensation to employees, directors, and other persons providing services to the Company and, accordingly, to strengthen the mutuality of interests between those persons and the Company's stockholders by providing those persons with a proprietary interest in the Company's long-term growth and financial success. No awards were made under this plan in fiscal 1996.

COMPENSATION OF CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT

     The Board believes that Victor M.G. Chaltiel, the Company's Chairman of the Board, Chief Executive Officer and President, provides valuable services to the Company and that his compensation should therefore be competitive with that paid to executives at comparable companies. In addition, the Board believes that an important portion of his compensation should be based on Company performance. Mr. Chaltiel's base salary is determined pursuant to his employment agreement. Mr. Chaltiel received an increase in his base salary effective as of October 1, 1996 of $9,178 (or 3% of base salary). The increase was based only upon a general cost of living increase as the Board's philosophy is to reward executive officers through bonuses, stock purchase rights and stock options. Mr. Chaltiel is entitled under his employment agreement to a yearly bonus of up to 150% of his base salary based upon the Company achieving certain EBITDA performance targets. He also may be awarded an additional bonus at the discretion of the Board if Company EBITDA targets are exceeded by more than 15%. In fiscal 1996, Mr. Chaltiel's bonus was $438,633 (or 150% of his base salary).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer or director of the Company serves as a member of the board of directors or compensation committee of any other entity which has one or more executive officers serving as a member of the Company's Board. During fiscal 1996, Messrs. Chaltiel and Andersons were officers, employees or consultants of the Company.

INTERNAL REVENUE CODE SECTION 162(m)

     Under Section 162 of the Internal Revenue Code of 1986, as amended, the amount of compensation paid to certain executives that is deductible with respect to the Company's corporate taxes is limited to $1,000,000 annually. It is the current policy of the Board to maximize, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders.


                                         COMPENSATION COMMITTEE

                                         Maris Andersons
                                         Peter T. Grauer
                                         David B. Wilson

                            STOCK PRICE PERFORMANCE

     The following graph shows a comparison of cumulative total returns for the Company, the Standard & Poor's 400 and a Company-constructed Peer Group Index (as defined below) through December 31, 1996. The graph assumes that the value of an investment in Common Stock and in each such index was $100 on October 31, 1995 (the date the Company's Common Stock was registered under Section 12 of the Securities Exchange Act of 1934), and that all dividends have been reinvested. The Company-constructed Peer Group Index consists of the following companies:
Renal Care Group, Renal Treatment Centers and Vivra. The Company believes that the companies in the Peer Group Index are the primary competitors of the Company. The Peer Group Index is weighted for the market capitalization of each company within the group.

     The comparison in the graph below is based on historical data and is not intended to forecast the possible future performance of the Company's Common Stock.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
          TOTAL RENAL CARE HOLDINGS, INC., THE STANDARD & POOR'S 400,
       AND TOTAL RENAL CARE HOLDINGS, INC.'S SELF-CONSTRUCTED PEER GROUP

                             [GRAPH APPEARS HERE]


                  October 31, 1995     December 29, 1995     December 31, 1996
 Total Renal Care      100.00                  147.24               177.91
 Holdings, Inc.

 Peer Group Index      100.00                  116.87               136.42

 S & P 400             100.00                  105.44               127.19

     The information contained above under the captions "Report of the Compensation Committee Regarding Compensation" and "Stock Price Performance" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

                                 PROPOSAL NO. 2
                           APPROVAL OF THE COMPANY'S
                         1997 EQUITY COMPENSATION PLAN

     At the Annual Meeting, stockholders will be asked to approve the Company's 1997 Equity Compensation Plan (the "1997 Plan"), which was adopted by the Board on May 15, 1997. A summary description of the 1997 Plan is set forth below. This summary description does not purport to be complete and is qualified in its entirety by reference to the full text of the 1997 Plan, which is included in this Proxy Statement as Exhibit A and incorporated herein by this reference. Capitalized terms not otherwise defined herein shall have the meanings given to them in the 1997 Plan. Stockholders are urged to read the 1997 Plan in its entirety. The Board recommends that the Company's stockholders vote to approve the 1997 Plan.

SUMMARY DESCRIPTION OF THE 1997 PLAN

     Purpose of the 1997 Plan. The 1997 Plan provides for the granting of stock options to purchase shares of Common Stock ("Options"), and the issuance of shares of Common Stock subject to contractual restrictions ("Restricted Stock") to Participants in the 1997 Plan. The purpose of the 1997 Plan is to promote the interests of the Company and its stockholders by enabling the Company to offer Participants an opportunity to acquire an equity interest in the Company so as to better attract, retain and reward employees, directors, and other persons providing services to the Company, and accordingly, to strengthen the mutuality of interests between Participants and the Company's stockholders by providing Participants with a proprietary interest in pursuing the Company's long-term growth and financial success.

     Eligibility and Participation. All employees, directors, and other persons providing bona fide services (other than persons only providing services in connection with the offering or sale of securities in a capital raising transaction) to the Company or any subsidiary of the Company are eligible to receive awards of Options or Restricted Stock ("Awards") under the 1997 Plan. Subject to adjustments described below, the maximum number of shares of Common Stock which may be issuable pursuant to Awards granted to any Participant during any calendar year may not exceed 300,000 shares. The number of persons who will be eligible to participate in the 1997 Plan has not been determined at this time. In addition, no determination has been made at this time as to the individuals who are to receive Awards, the Awards that will be granted to any individual or group of individuals, not the amounts to be payable with respect to Awards.

     Administration of the 1997 Plan. The 1997 Plan will be administered by the Board or by a committee consisting of two or more members of the Board appointed by the Board (the entity administering the 1997 Plan at any time, whether the full Board or a committee thereof, is referred to below as the "Committee").
The Committee has the authority to interpret the 1997 Plan and to adopt rules and procedures relating to the administration of the 1997 Plan.

     Effective Date of the 1997 Plan. The 1997 Plan shall become effective on July 1, 1997, unless the 1997 Plan is not approved by stockholders of the Company at the Annual Meeting, in which event the 1997 Plan shall become effective, if at all, on such date as the Board may determine. No Awards may be granted under the 1997 Plan prior to its effective date.

     Shares Subject to the 1997 Plan. Subject to adjustments to reflect certain corporate events as described below, the maximum number of shares of Common Stock in respect of which Awards may be granted under the 1997 Plan is equal to the sum of (i) 2,500,000 shares plus (ii) up to 500,000 "Spill-Over Shares" from the 1995 Plan as described below. If the 1997 Plan is approved by the stockholders of the Company, it is the Company's intention to utilize the 1997 Plan in lieu of the 1995 Plan in the future. To ensure that the shares previously authorized and approved for issuance under the 1995 Plan are available for use by the Company, the number of shares authorized for issuance under the 1997 Plan includes up to 500,000 "Spill-Over Shares" from the 1995 Plan. "Spill-Over Shares" are defined as (i) shares of Common Stock which remain available for issuance under the 1995 Plan on the date the 1997 Plan is approved by the Company's stockholders, and (ii) shares of Common Stock which would otherwise become available for issuance under the 1995 Plan due to the expiration or termination of options which were granted under the 1995 Plan prior to stockholder approval of the 1997 Plan. An aggregate of 1,000,000 shares of Common Stock have been authorized for issuance under the 1995 Plan. As of May 23, 1997, options to purchase an aggregate of 801,250 shares of Common Stock had been granted under the 1997 Plan. No awards of restricted stock have been granted under the 1997 Plan. The maximum number of "Spill-Over Shares" which may become available for grant under the 1997 Plan is 500,000. Although the Company may make additional option grants under the 1995 Plan prior to the effective date of the 1997 Plan, the Company will make no further grants of awards under the 1995 Plan after such date. If an Option granted under the 1997 Plan expires or terminates without having been exercised in full, the shares of Common Stock remaining unissued under such Option will again become available for issuance under 1997 Plan. Similarly, if shares of Restricted Stock issued under the 1997 Plan are forfeited by the Participant or repurchased by the Company, such shares will again become available for issuance under 1997 Plan. The shares of Common Stock to be issued under the 1997 Plan will be issued directly by the Company from its authorized but unissued shares of Common Stock.

     Options. Options granted under the 1997 Plan may be either Incentive Stock Options ("ISO's") or Nonqualified Stock Options ("NQSO's"). The terms and conditions of each Option will be determined by the Committee and set forth in a written agreement between the individual and the Company. The terms of each Option shall set forth, in addition to such other terms and conditions as may be established by the Committee, (i) the per share exercise price of such Option (which will generally be, but is not required to be, the closing price of a share of Common Stock as reported on the New York Stock Exchange on the date of grant or, for options granted prior to the close of trading, on the day prior to the date of grant), (ii) the termination date of such Option, which shall not be later than ten years after the date of grant, and (iii) the effect on such Option of the termination of the Participant's employment. The closing price for the Common Stock as reported on the New York Stock Exchange on May 16, 1997 was $34.25. Options are not transferable during the individual's lifetime, and may be transferred in the event of death only by will or the laws of descent and distribution.

     Although the Committee has broad discretion in determining the terms and conditions of Options, to the extent an Option is intended to qualify as an ISO, such Option is required to have terms and conditions consistent with the requirements for such treatment under the Code. As currently in effect, ISO's are subject to the following special restrictions: (i) ISO's may only be granted to employees of the Company or any Subsidiary; (ii) the exercise price for an ISO must be at least equal to 100% (110%, in the case of stockholders holding more than 10% of the total combined voting power of all classes of stock of the Company or of a Subsidiary) of the fair market value of the Common Stock, determined on the date of the grant; (iii) the aggregate fair market value of the shares of Common Stock issuable upon exercise of all ISO's (determined at the time the ISO is granted) held by a Participant that become exercisable (for the first time) during a calendar year cannot exceed $100,000; and (iv) ISO's must terminate no later than the first to occur of (A) ten years (five years for stockholders holding more than 10% of the total combined voting power of all classes of stock of the Company or of a Subsidiary) from the date of grant and
(B) three months following the termination of the Participant's employment, unless such termination is the result of the Participant's death or disability or if the Participant dies during the three month period following such termination, in which case other rules apply.

     Restricted Stock. The Committee may issue grants of Restricted Stock to Participants under the 1997 Plan upon such terms and conditions, and subject to such restrictions, as it may deem appropriate. There is no requirement that the Participant pay fair market value for shares of Restricted Stock, but the Participant will be required to pay at least the minimum consideration required by law, if any. Generally, the shares of Common Stock issued pursuant to a Restricted Stock grant will be subject to certain restrictions on transfer and certain repurchase rights for the benefit of the Company. Such restrictions will lapse upon the satisfaction of the vesting requirements specified in the grant. Participants holding Restricted Stock will generally be able to vote the shares of Common

Stock and receive any dividends paid with respect thereto even prior to the date on which the restrictions imposed on such shares may lapse.

     Modification of Awards. The Committee has the authority to modify any outstanding Award as it deems appropriate, including, without limitation, the authority to modify the exercise price of any Option, accelerate the right to exercise any Option and modify any restrictions with respect to any Restricted Stock award; provided, however, that the Committee may not modify any Award in a manner adverse to the Participant holding such Award without such Participant's consent.

     Adjustments. In addition, in connection with certain types of corporate events (such as stock splits, stock dividends, recapitalizations, reorganizations, mergers, consolidations and spinoffs), the Committee may make appropriate and equitable adjustments to (i) the aggregate number and kind of shares for which Awards can be granted under the 1997 Plan, (ii) the number and kind of shares covered by outstanding Awards, and (iii) the per share exercise price of outstanding Options and the per share repurchase price of outstanding Restricted Stock. In connection with any merger or consolidation of the Company with or into another entity in which the Company is not the surviving corporation or as a result of which the Common Stock ceases or will cease to be publicly traded, the Committee may, but shall not be required to, authorize the termination of all outstanding Options upon the consummation of such merger or consolidation, provided that, as a condition to such termination, all restrictions on the exercisability of such Options (i.e., vesting provisions) shall be eliminated and the holder thereof shall be given at least 20 days prior to such termination to exercise such Options without any regard to any such restrictions.

     Tax Matters. The Company is authorized to withhold such amounts from the compensation of the Participants as may be necessary to satisfy the tax withholding obligations arising as a result of the operation of the 1997 Plan. Any award which is intended to constitute "qualified performance-based compensation" as such term is defined in the regulations promulgated under
Section 162(m) of the Code, is required to be granted in such manner and made subject to such terms and conditions as may be required for such Option to so qualify.

     Compliance with Securities Laws. The Company is not obligated to issue any Common Stock under the 1997 Plan if it determines that the issuance would violate applicable state or federal securities laws. The Company intends to file a registration statement on Form S-8 to register the issuance of shares under the 1997 Plan promptly following the approval of the 1997 Plan by the Company's stockholders.

     Termination or Amendment of the 1997 Plan. The 1997 Plan may be terminated by the Board at any time. Unless earlier terminated by the Board, the 1997 Plan will terminate as of the close of business on the day prior to the tenth anniversary of the effective date of the 1997 Plan. No Options may be granted under the 1997 Plan after the date on which the 1997 Plan terminates. No termination of the 1997 Plan shall adversely affect the rights of any Participant with respect to any Award outstanding as of the time of such termination. The Board may at any time amend the 1997 Plan; provided, however, that no such amendment may adversely affect the rights of any Participant with respect to any outstanding Award without such Participant's consent.

FEDERAL INCOME TAX CONSEQUENCES OF THE 1997 PLAN

     The following general discussion of the principal federal income tax consequences of participation in the 1997 Plan is based upon the statutes and regulations existing as of May 23, 1997, which are subject to modification at any time. In addition, participating in the 1997 Plan may have state and local tax consequences. Participants should consult with their own tax advisors with respect to the tax consequences of participating in the 1997 Plan.

     Incentive Stock Options. No taxable income will be recognized by the Participant upon the grant or the exercise of an ISO under the 1997 Plan, and the Company is not entitled to an income tax deduction as the result of the grant or exercise of an ISO. Any gain or loss resulting from the subsequent sale of shares of Common Stock acquired upon exercise of an ISO will be long-term capital gain or loss if the sale is made after the later of (i) two years from the date of grant of the ISO or (ii) one year from the date of exercise of the ISO. If the Participant sells Common Stock acquired upon exercise of any ISO prior to the expiration of such periods (a "Disqualifying Disposition"), the Participant will generally recognize ordinary income in the year of the sale in an amount equal to the difference between the exercise price of the ISO and the fair market value of the shares of Common Stock on the date of exercise (if, however, such sale is a transaction in which a loss, if sustained, would have been recognized by the Participant, the amount of ordinary income recognized by the Participant will not exceed the excess, if any, of the amount realized on the sale over the exercise price). The Company will be entitled to an income tax deduction equal to the amount taxable to the Participant. Any excess gain recognized by the Participant upon the Disqualifying Disposition will be taxable as long-term capital gain if the shares of Common Stock have been held for more than one year after the Disqualifying Disposition or short-term capital gain if the shares of Common Stock have been held for less than one year after the Disqualifying Disposition. The amount by which the fair market value (determined on the date of exercise) of the shares of Common Stock purchased upon exercise of an ISO exceeds the exercise price constitutes an item of tax preference that may be subject to alternative minimum tax in the year that the ISO is exercised, depending on the facts and circumstances involved.

     Nonqualified Stock Options. As with an ISO, no taxable income will be recognized by the Participant upon the grant of a NQSO under the 1997 Plan, and the Company is not entitled to an income tax deduction as the result of the grant of a NQSO. Unlike an ISO, however, upon the exercise of a NQSO, the Participant generally will recognize ordinary income, and the Company will be entitled to an income tax deduction, in the amount by which the fair market value of the shares of Common Stock purchased upon such exercise (determined as of the date of exercise) exceeds the exercise price. Such income constitutes "wages" with respect to which the Company is required to deduct and withhold federal and state income tax and pay other compensation-based taxes and withholding. Upon the sale of shares of Common Stock acquired upon the exercise of a NQSO, the Participant will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and the fair market value of the shares on the date of exercise. If the shares have been held for more than one year at the time of the disposition, the capital gain or loss will be long-term, otherwise the capital gain will be short-term.

     Restricted Stock. Generally, due to the conditions and restrictions placed on Restricted Stock, such Restricted Stock will be deemed to be subject to "a substantial risk of forfeiture" as such phrase is used in Section 83 of the Code shares (e.g., the Company will have the right to repurchase such shares at cost prior to the date such shares vest). Consequently, under Section 83 of the Code, a Participant receiving Restricted Stock will not recognize taxable income upon issuance of the Restricted Stock but will recognize ordinary income in the amount of the fair market value of the Restricted Stock at such time as such Restricted Stock is no longer subject to a substantial risk of forfeiture. The Company will be entitled to an income tax deduction in the amount taxable to the Participant. If shares of Restricted Stock are sold after they cease to be subject to a substantial risk of forfeiture, the Participant will recognize long-term or short-term capital gain or loss (using a holding period which generally begins when the risk of forfeiture lapses) which will generally equal the difference between the sale price and the fair market value of the shares on the date the risk of forfeiture lapsed. A Participant may, however, elect, under
Section 83(b) of the Code (a "Section 83(b) Election"), within 30 days of the grant of the Restricted Stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of Restricted Stock (determined without regard to the restrictions) over the purchase price of such shares. The Company will be entitled to an income tax deduction in the amount taxable to the Participant. If the shares of Restricted Stock are subsequently forfeited, the Participant will not be entitled to a deduction, refund, or loss for the amount previously included in income by reason of the Section 83(b) Election. Also, if the Participant makes a Section 83(b) Election, the Participant's holding period commences on, and the tax basis will be equal to the fair market value of shares on, the date of grant.

     Acceleration of Stock Options Upon a Transfer of Control. If, upon a reorganization, merger, sale or other transaction resulting in a change in control of the Company or of a substantial portion of its assets, the exercisability of stock options held by certain employees (generally officers, stockholders and highly compensated employees of the Company) is accelerated (or payments are made to cancel unexercisable options of such employees), such acceleration or payment will be determined to be a "parachute payment" for federal income tax purposes. If the present value of all of the Participant's parachute payments exceeds three times the Participant's average compensation for the past five years, the Participant will be subject to a 20% excise tax on the amount of such parachute payment which is in excess of the greater of such average compensation of the Participant or an amount which the Participant establishes as reasonable compensation. In addition, the Company will not be allowed a deduction for such excess parachute payment.

     Capital Gains and Ordinary Income Tax. Long term capital gains are currently taxed at a maximum federal rate of 28% and short term capital gains and ordinary income are taxed at marginal federal rates of up to 39.6%.

     Section 162(m) Limitation. If the compensation attributable to Options or Restricted Stock awards granted under the 1997 Plan to persons subject to
Section 162(m) of the Code is not "qualified performance-based compensation" as defined in the regulations promulgated under Section 162(m) of the Code, the Company may not be permitted to deduct such compensation to the extent the individual's aggregate compensation exceeds $1,000,000 in any year. To constitute "qualified performance-based compensation," a number of requirements must be met, some of which are subject to interpretation. There can be no assurance that all compensation attributable to Awards under the 1997 Plan will constitute "qualified performance-based compensation" under Section 162(m).

APPLICABILITY OF ERISA

     The 1997 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 and it is not a tax-qualified retirement plan under Section 401(a) of the Code.

BENEFITS TO BE RECEIVED BY OR ALLOCATED TO DIRECTORS AND EXECUTIVE OFFICERS

     The benefits that would be received by or allocated to Directors and executive officers of the Company participating in the 1997 Plan and to other Participants cannot be determined at this time because the amount and value of Awards to be granted to any Participant are within the discretion of the Committee (subject to certain limitations as set forth above).

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     Each holder of shares of Common Stock outstanding on the Record Date is entitled to one vote per share on the proposal to approve the 1997 Plan. Approval of such action requires the affirmative vote of a majority of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Meeting, assuming the presence of a quorum.

     THE BOARD BELIEVES THAT APPROVAL OF THE 1997 PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL THEREOF. PROXIES WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE SPECIFICALLY INDICATED.

                                 PROPOSAL NO. 3
                       RATIFICATION OF THE APPOINTMENT OF
                PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS

     The Audit Committee of the Board has selected Price Waterhouse LLP as independent public accountants to audit the consolidated financial statements of the Company for fiscal 1997. Price Waterhouse LLP has audited the Company's financial statements since 1995. A member of that firm is expected to be present at the 1997 Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions. If the stockholders do not ratify the selection of Price Waterhouse LLP, if Price Waterhouse LLP should decline to act or otherwise become incapable of acting, or if Price Waterhouse LLP's engagement is discontinued for any reason, the Audit Committee will appoint another accounting firm to serve as the Company's independent public accountants for fiscal 1997. Proxies solicited by the Board will be voted in favor of ratification unless stockholders specify otherwise.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     Each holder of shares of Common Stock outstanding on the Record Date is entitled to one vote per share on the proposal to approve Price Waterhouse LLP as independent accountants. Approval of such action requires the affirmative vote of a majority of the Company's Common Stock present, or represented, and entitled to vote at the Meeting, assuming the presence of a quorum.


     THE BOARD BELIEVES THAT THE RATIFICATION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1997 IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION THEREOF. PROXIES WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE SPECIFICALLY INDICATED.


                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any stockholder who wishes to present a proposal for action at the 1998 Annual Meeting of Stockholders and who wishes to have it set forth in the corresponding proxy statement and identified in the corresponding form of proxy prepared by management must notify the Company no later than January 26, 1998 in such form as is required under the rules and regulations promulgated by the Securities and Exchange Commission.



                                 OTHER MATTERS

     The Board does not know of any other matters to be presented at the Meeting but, if other matters do properly come before the Meeting, it is intended that the persons named as proxies in the proxy will vote on them in accordance with their best judgment.

     A copy of the Company's 1996 Annual Report is being mailed to each stockholder of record together with this Proxy Statement.

     The Company has filed with the Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 1996. This Report contains detailed information concerning the Company and its operations, supplementary financial information and certain schedules which are not included in the 1996 Annual Report. A COPY OF THIS REPORT WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO: Barry C. Cosgrove, Secretary, Total Renal Care Holdings, Inc., 21250 Hawthorne Boulevard, Torrance, California 90503. The Annual Report and Form 10-K are not part of the Company's soliciting material.



                                    By Order of the Board of Directors
                                             Barry C. Cosgrove
                                    Vice President, General Counsel
                                               and Secretary


Torrance, California
May 23, 1997

                                                                       EXHIBIT A

                        TOTAL RENAL CARE HOLDINGS, INC.
                         1997 EQUITY COMPENSATION PLAN

      1.   PURPOSE.  The purpose of the Total Renal Care Holdings, Inc. 1997
           -------
Equity Compensation Plan (this "Plan") is to promote the interests of Total Renal Care Holdings, Inc. (the "Company") and its stockholders by enabling the Company to offer Participants an opportunity to acquire an equity interest in the Company so as to better attract, retain, and reward employees, directors, and other persons providing services to the Company and, accordingly, to strengthen the mutuality of interests between Participants and the Company's stockholders by providing Participants with a proprietary interest in pursuing the Company's long-term growth and financial success.

      2.   DEFINITIONS.  For purposes of this Plan, the following terms shall
           -----------
have the meanings set forth below.

           (a) "Award" means an Option granted under this Plan or Restricted Stock issued under this Plan.

           (b) "Board" means the Board of Directors of the Company.

           (c) "Code" means the Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder. Reference to any specific section of the Code shall be deemed to be a reference to any successor provision.

           (d) "Committee" means the committee appointed by the Board, if any, to administer this Plan as permitted by Section 4 below or, if no such committee is appointed, the Board.

           (e) "Common Stock" means the common stock of Total Renal Care Holdings, Inc. or any security issued in substitution, exchange, or in lieu thereof.

           (f) "Company" means Total Renal Care Holdings, Inc., a Delaware corporation, or any successor corporation. Except where the context indicates otherwise, the term "Company" shall include the Subsidiaries of Total Renal Care Holdings, Inc.

           (g) "Incentive Stock Option" means an option to purchase Common Stock that is an incentive stock option under Section 422 of the Code.

           (h) "1995 Plan" means the Company's 1995 Equity Incentive Plan.

           (i) "Non-Qualified Stock Option" means any Option that is not an Incentive Stock Option.

           (j) "Option" means an Incentive Stock Option or a Non-Qualified Stock Option.

           (k) "Participant" means a person who has been granted an Option or Restricted Stock.

           (l) "Plan" means this 1997 Equity Compensation Plan of the Company, as it may be amended from time to time.

           (m) "Restricted Stock" means shares of Common Stock issued pursuant to this Plan that are subject to contractual restrictions.

           (n) "Spill-Over Shares" means (i) shares of Common Stock which remain available for issuance under the 1995 Plan on the date this Plan is approved by the Company's stockholders, and (ii) shares of Common Stock which would otherwise become available for issuance under the 1995 Plan due to the expiration or termination of options granted under the 1995 Plan prior to stockholder approval of the 1997 Plan.

           (o) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Section 424(f) of the Code.

      3.   ELIGIBILITY.  All employees, directors, and other persons providing
           -----------
bona fide services (other than persons only providing services in connection with the offering or sale of securities in a capital raising transaction) to the Company or any Subsidiary are eligible to receive Awards under this Plan; provided, however, that Incentive Stock Options may only be granted to employees of the Company or any Subsidiary. In the event that the Company acquires another entity, the Committee may authorize the issuance of Awards ("Substitute Awards") to employees, directors and other persons in substitution of stock options or restricted stock grants previously granted to such employees, directors and other persons in connection with their performance of services for the acquired entity upon such terms and conditions as the Committee shall determine, taking into account the limitations of Code Section 424(a) in the case of any Substitute Award that is intended to be an Incentive Stock Option.

      4.   ADMINISTRATION.  This Plan shall be administered by the Board or by a
           --------------
committee consisting of two or more members of the Board appointed by the Board to administer this Plan. The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan. All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties. Subject to the limitations set forth below, the Committee is expressly authorized to make such modifications to this Plan and the Awards granted hereunder as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants and the Plan. The Committee may delegate its responsibilities to others under such conditions and limitations as it may prescribe.

      5.   EFFECTIVE DATE OF THIS PLAN.  This Plan shall be effective on July 1,
           ---------------------------
1997; provided, however that in the event this Plan is not approved by the stockholders of the Company at its 1997 Annual Meeting, this Plan shall become effective, if at all, on such date as the Board may determine. No Awards may be granted under this Plan prior to its effective date. This Plan may be terminated by the Board at any time. Unless earlier terminated by the Board, this Plan shall terminate as of the close of business on the day prior to the tenth anniversary of the effective date of this Plan. The foregoing notwithstanding, no termination of this Plan shall adversely affect the rights of any Participant with respect to any Award outstanding as of the time of such termination.

      6.   SHARES SUBJECT TO THIS PLAN.  The aggregate number of shares of
           ---------------------------
Common Stock which may be issued pursuant to this Plan shall be equal to the sum of (i) two million five hundred thousand (2,500,000) shares plus (ii) up to 500,000 Spill-Over Shares from the 1995 Plan. This aggregate number may be adjusted from time to time as set forth in Section 11 below. Subject to adjustments as provided in Section 11 below, the maximum number of shares of Common Stock which may be issuable pursuant to Awards granted during any calendar year to any Participant is three hundred thousand (300,000) shares. Upon the expiration or termination of any Option granted under this Plan which shall not have been exercised in full, the shares of Common Stock remaining unissued under such Option shall again become available for granting under the Plan. Upon the repurchase or forfeiture of any shares of Restricted Stock issued hereunder, such repurchased shares of Common Stock shall again become available for issuance under this Plan.

      7.   FORM OF OPTIONS.  Options shall be granted under this Plan on such
           ---------------
terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of this Plan, and which need not be the same for each such grant. Options may be either Nonqualified Stock Options or Incentive Stock Options. The terms and conditions of each Option shall include, in addition to such other terms and conditions as may be established by the Committee, (i) the per share exercise price of such Option (ii) the termination date of such Option, which shall not be later than ten years after the date of grant, and (iii) the effect on such Option of the termination of the Participant's employment. Any Option which is intended, as evidenced by its designation, as an Incentive Stock Option shall be made subject to such terms and conditions as may be required for such Option to qualify as an Incentive Stock Option under the Code. Incentive Stock Options granted under this Plan shall also include as a requirement that the Participant receiving such Incentive Stock Option notify the Company if he or she disposes of Common Stock acquired pursuant to the exercise thereof prior to the expiration of the holding period prescribed in Section 422(a)(1) of the Code. Any Option which is intended to constitute "qualified performance-based compensation" as such term is defined in the regulations promulgated under Section 162(m) of the Code shall be granted in such manner and made subject to such terms and conditions as may be required for such Option to so qualify as "qualified performance-based compensation."

      8.   RESTRICTED STOCK.  The Committee may issue Restricted Stock upon such
           ----------------
terms, restrictions and conditions as it may deem appropriate, which need not be the same for each grant. Restricted Stock may be issued for such consideration as the Committee may determine; provided, however, that in no case shall shares of Restricted Stock be issued for less than the minimum consideration required by law, if any.

      9.   MODIFICATION OF AWARDS.  The Committee may modify any outstanding
           ----------------------
Award as it deems appropriate. Such authority shall include, without limitation, the right to decrease the exercise price of any Option, accelerate the right to exercise any Option and modify any restrictions with respect to any Restricted Stock; provided, however, that no modification may be made to any Award that would adversely affect the rights of the Participant with respect to any outstanding Award without such Participant's consent. In the event that the Board amends the terms of an Option so that it no longer qualifies as an Incentive Stock Option, the limitations imposed upon the Option under the Code and the Plan by virtue of it (formerly) qualifying as an Incentive Stock Option shall no longer apply, to the extent specified in the amendment. Whether a modification of an existing Incentive Stock Option will be treated as the issuance of a new Incentive Stock Option will be determined in accordance with the rules of Code Section 424(h).

      10.  TRANSFER RESTRICTIONS.  During the lifetime of the Participant,
           ---------------------
Options granted to such Participant under this Plan are exercisable only by the Participant and are not assignable or transferable, except by will or the laws of descent and distribution. Shares of Restricted Stock shall be subject to such restrictions on transferability as may be imposed by the Committee.

      11.  ADJUSTMENTS.  In the event of any stock split, reverse stock split,
           -----------
stock dividend, recapitalization, combination, reclassification, reorganization, merger, combination, consolidation, exchange of Common Stock or spinoff or other distribution of Company assets to stockholders (other than normal cash dividends), the Committee may, in such manner and to such extent , if any, as it deems appropriate and equitable, authorize such adjustments with respect to: (i) the aggregate number and kind of shares for which Awards may be granted under this Plan; (ii) the number and kind of shares covered by outstanding Awards; and
(iii) the per share exercise price of outstanding Options and the per share repurchase price of outstanding Restricted Stock. In connection with any merger or consolidation of the Company with or into another entity in which the Company is not the surviving corporation or as a result of which the Common Stock ceases or will cease to be publicly traded, the Committee may, but shall not be required to, authorize the termination of all outstanding Options upon the consummation of such merger or consolidation, provided that, as a condition to such termination, all restrictions on the exercisability of such Options (i.e., vesting provisions) shall be eliminated and the holders thereof shall be given at least 20 days prior to such termination to exercise such Options without regard to any such restrictions.

      12.  AMENDMENT OF THIS PLAN.  The Board may amend this Plan at any time;
           ----------------------
provided, however, that no such amendment may adversely affect the rights of any Participant with respect to any outstanding Award without the Participant's consent.

      13.  TAX WITHHOLDING.  The Company shall have the right to take such
           ---------------
actions as may be necessary to satisfy its tax withholding obligations arising because of the operation of this Plan.

      14.  NO ADDITIONAL RIGHTS.  Neither the adoption of this Plan nor the
           --------------------
granting of any Option or the issuance of any Restricted Stock shall (i) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law, (ii) confer upon any Participant the right to continue performing services for the Company, or (iii) interfere in any way with the right of the Company to terminate the services of any Participant at any time, with or without cause, subject to such other contractual obligations which may exist. No Participant shall have any rights as a shareholder with respect to any shares covered by an Option granted to the Participant until the date a certificate for such shares has been issued to the Participant following the exercise of the Option.

      15.  SECURITIES LAW RESTRICTIONS.  No shares of Common Stock shall be
           ---------------------------
issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws, as well as the requirements of any stock exchange on which the Common Stock is traded. The Committee may require certain investment or other representations and undertakings by the person exercising an Option or purchasing Restricted Stock in order to comply with applicable law. Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates to refer to these restrictions.

      16.  INDEMNIFICATION.  To the maximum extent permitted by law, the Company
           ---------------
shall indemnify each member of the Committee and each other member of the Board, as well as any other employee of the Company with duties under this Plan, against expenses (including any amount paid in settlement, provided such settlement is approved by the Company) reasonably incurred by the individual in connection with any claim against the individual by reason of the performance of the individual's duties as a member of the Committee, unless the losses are due to the individual's gross negligence or lack of good faith; provided, however, that the Company shall be entitled to control the defense of any such claim and shall be entitled to engage counsel for such defense; and provided further, that if more than one member of the Committee or such other employee is subject to such claim, or if the Company or other parties entitled to indemnification by the Company are also subject to such claim, the Company, if applicable, and all such parties shall be represented by a single counsel selected by the Company and no member or other party shall be entitled to be represented by separate counsel at the Company's expense unless counsel selected by the Company advises the Company in writing that such counsel cannot represent such member or other party under applicable rules of professional responsibility.

      17.  GOVERNING LAW.  This Plan and all actions taken thereunder shall be
           -------------
governed by and construed in accordance with the laws of the State of Delaware.

                        TOTAL RENAL CARE HOLDINGS, INC.

COMMON STOCK                         PROXY                    BOARD OF DIRECTORS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TOTAL RENAL CARE HOLDINGS, INC.

     The undersigned hereby appoints Victor M.G. Chaltiel or Barry C. Cosgrove, or either of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share ("Common Stock"), of TOTAL RENAL CARE HOLDINGS, INC., which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of TOTAL RENAL CARE HOLDINGS, INC., to be held at 10:00 A.M., Pacific Time, on July 1, 1997 at the Torrance Marriott, 3635 Fashion Way, Torrance, California and any and all adjournments thereof, on the proposals set forth below and any other matters properly brought before the Meeting.

     Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR approval of Proposals 2 and 3; if specific instructions are indicated, this Proxy will be voted in accordance therewith.

     All Proxies to vote at said Meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of Notice of Annual Meeting and Proxy Statement dated May 23, 1997, is hereby acknowledged.

(See Reverse Side)                       TOTAL RENAL CARE HOLDINGS, INC.
                                         P.O. BOX 11308
                                         NEW YORK, NY 10203-0308

[____]

THE DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND APPROVAL OF PROPOSALS 2 AND 3.

1. Election of Directors            FOR all nominees [_]            WITHHOLD AUTHORITY to vote     [_]           *EXCEPTIONS [_]
                                    listed below                    for all nominees listed below

Nominees: Maris Andersons, Victor M.G. Chaltiel, Peter T. Grauer, Regina E. Herzlinger, Shaul G. Massry
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions____________________________________________________________________

2.  Proposal to approve the Company's 1997 Equity Compensation Plan.

             FOR [_]        AGAINST [_]          ABSTAIN [_]

3.  Proposal to ratify the appointment of Price Waterhouse            Change of Address and or Comments Mark Here [_]
    LLP as the Company's independent accountants for the
    fiscal year ending December 31, 1997.

             FOR [_]        AGAINST [_]          ABSTAIN [_]          Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.
4.  Such other matters as may properly come before the
    Meeting.                                                          Dated: ________________________________________________ , 1997



                                                                      ______________________________________________________________

                                                                                               Signature(s)

                                                                      ______________________________________________________________

                                                                      ______________________________________________________________

                                                                      ______________________________________________________________

                                                                      ______________________________________________________________

                                                                      ______________________________________________________________

                                                                                               Signature(s)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE                  VOTES MUST BE INDICATED     [_]
ACCOMPANYING PREPAID ENVELOPE.                                        (X) IN BLACK OR BLUE INK.